FOR IMMEDIATE RELEASE

Media	Investors
Racquel White	Dewey Steadman
Media@Labcorp.com	Investor@Labcorp.com

Labcorp to Present at the Jefferies Global Healthcare Conference

BURLINGTON, N.C., (May 27, 2026) — Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, announced today that the company will present at the 2026 Jefferies Global Healthcare Conference in New York on Wednesday, June 3, from 12:15 pm to 12:45 pm ET.

The presentation can be accessed via a live webcast on the Labcorp Investor Relations website at ir.labcorp.com. An archived, recorded version of the session will be available approximately 24 hours after the session ends and can be accessed for 90 days following the event.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 71,000 employees serve clients in approximately 100 countries, provided support for more than 85% of the new drugs and therapeutic products approved by the FDA in 2025 and performed more than 750 million tests for patients around the world. Learn more at www.labcorp.com.